Exhibit 15
To the Shareholders and Board of Directors of
Crawford & Company

We are aware of the incorporation by reference in the previously filed Registration Statement File Nos. 333-02051, 333-24425, 333-24427, 333-43740, 333-87465, 333-87467, 333-125557, 333-140310, 333-142569, 333-155406, 333-157896, 333-161278, 333-161279, 333-161280, and 333-170344 of Crawford & Company of our report dated November 7, 2011 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Form 10-Q for the quarter ended September 30, 2011.
/s/ Ernst & Young LLP
Atlanta, Georgia
November 7, 2011